Exhibit 10.1
EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the "Agreement") is effective the 1st day of November 2005 by and between Heath Rush, Inc., a Delaware corporation with principal offices at 777 Terrace Avenue, Hasbrouck Heights, New Jersey 07604 (the "Company") and Christopher J. Langbein whose principal residence is 634 Orchard Lane, Franklin Lakes, New Jersey 07417-2220. ("Executive"). As used herein, the term “Parties” shall refer to both the Company and the Executive.

WHEREAS:

A. The Company and the Executive acknowledge and agree that prior to the execution of this Agreement, the Company employed Executive under certain written and unwritten agreements, understandings, and arrangements.

B. The Company and the Executive acknowledge and agree that each party seeks to supercede all prior oral and written agreements, understandings, and arrangements between the Company and the Executive in connection with Executive's proposed employment by the Company.

C. The Company desires to be assured of the association and services of Executive for the Company.

D. Executive is willing and desires to be employed by the Company, and the Company is willing to employ Executive, upon the terms, covenants and conditions hereinafter set forth.

NOW THEREFORE THE PARTIES AGREE AS FOLLOWS:

1.00. EMPLOYMENT. The Company hereby employs Executive, subject to the supervision and direction of the Company’s Board of Directors. Executive shall hold the title of Chief Executive Officer and shall, subject to the control of the Board of Directors, have general supervision, direction and control of the business and officers of the corporation. He shall, to the extent possible, attend: (A) all meetings of the Company’s shareholders; and (B) unless otherwise directed by the Board of Directors, all meetings of the Company’s Board of Directors. He shall serve as a member of the Company’s Board of Directors and shall serve as a member of each standing committee of the Board of Directors, including the Executive Committee, to which he is appointedif any, and shall have the general powers and duties of management usually vested in the office of Chief Executive Officer of a corporation, and shall have such other powers and duties as may be assigned by the Board of Directors from time to time and as otherwise provided by the Company’s By-laws. Executive may, at any time in the future, be appointed as and hold the position of Chairman of the Board of the Company.

2.00.  TERM OF EMPLOYMENT. The term of Executive's employment shall be for the five (5) year period commencing on the earlier of the date at which the Company commences operations of its first restaurant or the Company’s receipt of an aggregate of at least Two Million Dollars ($2,000,000) in financing through debt or equity or any combination thereof (the “Employment Term”). The Parties shall execute a supplement hereto at such time as the Employment Term commences setting forth the agreed upon commencement date of the Employment Term.

2.01. MATTER OF ANNUAL PLAN. Executive shall, at least annually during the Employment Term, submit to the Company’s Board of Directors a written plan (the “Annual Plan”) detailing the Company’s forward-looking quantitative and qualitative operating and performance targets to be achieved by the Company (corresponding to the Company’s fiscal year) and detailing the timing and dates at which these targets are to be achieved with pro forma financial statements (which shall include, in reasonable detail, footnotes showing the assumptions used to prepare all said financial statements). The Annual Plan shall be prepared and submitted by Executive to the Board of Directors at such times as the Company’s Board of Directors shall reasonably determine with such revisions as reasonably required to allow the Board of Directors to review the status and the Company’s performance in relation to the targets set forth in the Annual Plan and the current financial and operating condition of the Company.

3.00. SALARY COMPENSATION, HEALTH INSURANCE, VACATION & REIMBURSEMENT. The Company and the Executive agree that the Company shall pay Executive a salary/compensation, provide health insurance and other benefits, and reimbursement for allowable expenses:

3.01.  SALARY AND COMPENSATION. In consideration of Executive=s services to the Company:

(A) ANNUAL SALARY. During the first year of the Employment Term, Executive shall be paid a monthly salary of Ten Thousand Dollars ($10,000) per month (the “Annual Salary”) (payable in two equal bi-weekly installments with a first installment to be paid on or before the fifteenth day of each month and a second installment to be paid on or before the last business day of each month. The Annual Salary shall be subject to review by the Board or a committee thereof (e.g. compensation committee, if existing) and may be adjusted or increased after the first year of the Employment Term (by resolutions adopted by the Company’s Board of Directors) but in no event shall Executive’s salary be increased by less than Ten Thousand Dollars ($10,000) per year for any period following the first year of the Employment Term. Executive shall be entitled to receive a bonus over and above his Annual Salary for each year of the Employment Term which bonus shall be at the discretion of the Board or a committee thereof responsible for oversight of executive compensation.

3.02. HEALTH INSURANCE, OTHER BENEFITS & VACATION. In addition to the compensation to be paid Executive as provided by Section 3.01, Executive shall be entitled to all other benefits of employment as established from time to time and provided to the other management of the Company or its affiliates. In addition:

(A) HEALTH INSURANCE AND OTHER BENEFITS. The Company shall provide full health and major medical insurance coverage for Executive and Executive’s spouse and minor children with such coverage limits as the Company may establish for its executive management employees. Executive shall be eligible to participate in and receive benefits under all other benefit plans and other fringe benefits that the Company may adopt or provide to its employees generally as well as to its executive management employees or as required by U.S. Department of Labor regulations, federal laws, and applicable state laws, in any case to the extent that Executive is then eligible to participate in uch benefit plan or fringe benefit.

(B) PAID VACATION. The Executive shall be entitled to two (2) weeks of vacation (with payment at Executive's then existing compensation) during the first year of the Employment Term; and three (3) weeks of vacation (with payment at Executive's then existing compensation) during each of the second, third, fourth, and fifth years of the Employment Term. Any vacation time not used by Executive shall accrue to the extent that Executive does not utilize such vacation periods during the Employment Term year in question. Further, Executive shall be entitled to receive payment of salary and a continuation of such other benefits of employment as required by U.S. Department of Labor regulations, federal laws, and applicable state laws during such vacation periods. In addition, Executive shall be entitled to such personal days and sick leave days in each year of the Employment Term as are determined by the Company from time to time.

3.03. REIMBURSEMENT. Executive shall be reimbursed for all reasonable "out-of-pocket" business expenses, including, but not limited to, travel and related expenses incurred in connection with the performance of his duties under this Agreement so long as: (A) such expenses constitute business deductions from taxable income for the Company and are excludable from taxable income to the Executive under the governing laws and regulations of the Internal Revenue Code (provided, however, that Executive shall be entitled to full reimbursement in any case where the Internal Revenue Service may, under Section 274(n) of the Internal Revenue Code, disallow to the Company any meals and entertainment expenses); and (B) to the extent such expenses do not exceed the amounts allocable for such expenses in budgets that are approved from time to time by the Company unless subsequently approved and/or ratified. The reimbursement of Executive's business expenses shall be upon monthly, or an earlier date as necessary, presentation to the Company of valid receipts and other appropriate documentation for such expenses.

3.04 OTHER COMPENSATION. The Company’s Board of Directors may also award Executive compensation in the form of stock, options, or other property or rights as the Board of Directors approves by duly adopted resolutions during or in respect of his employment hereunder.

4.00. SCOPE OF DUTIES. The scope of Executive's duties to the Company include the following:

4.01. ASSIGNMENT OF DUTIES. Executive shall have such duties as may be assigned to him from time to time by the Company’s Board of Directors as well as those which are generally held by the Chief Executive Officer of other companies, as assigned to him from time to time by the Company’s Board of Directors and as provided by the Company’s By-laws.

4.02 PERFORMANCE REVIEW. The Company’s Board of Directors or committee thereof responsible for the oversight of executive compensation shall, on an annual basis but no later than fifteen (30) days from the close of each year of employment during the Employment Term, review Executive’s performance in light of the Company’s goals and objectives and Executive’s achievement of the Company’s Annual Plan.

5.00. EXECUTIVE’S OTHER BUSINESS INTERESTS. The Company agrees that Executive shall have the right to undertake any other business activities that do not conflict, directly or indirectly, with the current and future anticipated business of the Company.

5.01. FIDUCIARY DUTIES OF EXECUTIVE. Executive hereby agrees to promote and develop all business opportunities that come to his attention relating to current or anticipated future business of the Company, in a manner consistent with the best interests of the Company and with his duties under this Agreement. Should Executive discover a business opportunity while in the employ of the Company using the Company's resources that does not relate to the current or anticipated future business of the Company, he shall have the right to personally pursue any said opportunity, provided, however, that such opportunity does not conflict with the duties owed by Executive to the Company under this Agreement or as provided by the Delaware General Corporation Law.

6.00. TERMINATION OF EMPLOYMENT. If the Executive becomes physically or mentally disabled for a period exceeding sixty (60) consecutive days while employed by the Company, the Company’s obligations to pay Executive’s compensation pursuant to Section 3.01 shall continue for the remainder of the Employment Term. In the event of Executive’s death, the Company's obligation to pay the Executive's compensation pursuant to Section 3.01 of this Agreement shall continue for a period of one (1) year following the death of Executive; provided further that if Executive’s death occurs during his employment with the Company after the fifth (5th) year of his employment, the Company’s obligation to pay the Executive’s compensation pursuant hereto shall continue for a period of two (2) years following such death and if Executive’s death occurs during his employment with the Company after his tenth year of employment, the Company’s obligation to pay the Executive’s compensation pursuant hereto shall continue for a period of three (3) years following such death. In addition, the Company shall pay Executive’s heirs all amounts that may be due Executive for vacation as provided by Section 3.04 of this Agreement. Further, the parties hereto agree that:

6.01. EXECUTIVE'S CURRENT CAPABILITIES. The parties acknowledge and agree that the Executive is physically and mentally capable of performing the duties required by this Agreement and that any physical or mental disabilities that he may have at the present time are not deemed by the Company to be disabling, as defined in this Agreement, as such disabilities may presently exist and affect the Executive's mental and physical condition.

6.02. DEFINITION OF DISABILITY. The Executive shall be considered to be "disabled" for purposes of this Section 6.00, if, in the judgment of a licensed physician selected by the Board of Directors of the Company, subject to the Executive's reasonable approval, the Executive is unable to perform his customary duties under this Agreement because of a physical or mental impairment. This determination by said physician shall be binding and conclusive for all purposes.

7.00. TERMINATION FOR CAUSE. Subject to the provisions of this Section 7.00, the Company may terminate this Agreement at any time upon sixty (60) days prior written notice, for "Cause." The term "Cause" as used herein shall mean:

7.01. The intentional failure of the Executive to materially discharge or perform his duties and obligations under this Agreement;

7.02. The refusal of Executive to materially implement or adhere to lawful reasonable policies or directives of the Company's Board of Directors;

7.03. Illegal conduct or gross misconduct, in either case that is willful and that has a materially adverse impact on the Company's business and/or reputation and standing in the community;

7.04. Intentional conduct that is in material violation of the Executive's fiduciary responsibilities to the Company; or

7.05. Fraudulent conduct in connection with the business affairs of the Company.

The existence of “cause” shall be determined in good faith by the Company’s Board of Directors. The Company’s Board of Directors shall provide written notification to the Executive of its determination of the circumstances constituting any of sub-sections 7.01 through 7.05 above in such reasonable detail as to allow Executive to know and appreciate the acts or activities which gave rise to said determination. If the basis for the Board’s determination of “cause” is curable, Executive shall have not more than five (5) business days to effect a cure of such “cause” or implement curative actions provided that the same are thereafter effected on a diligent basis. If the basis for such “cause” is not timely cured or is of a nature which is not curable, Executive shall not be deemed terminated pursuant to this Section 7.00 until such time as the Board has adopted a resolution, by the affirmative vote of not less than a majority of the then existing Board members (exclusive of the Executive if he is, at that time a member of the Board) for such termination, at a meeting of the Board held specifically for that purpose and at which the Executive shall have had an opportunity, together with counsel of his choice, to be heard by the Board. The resolution adopted by the Board authorizing the termination of Executive under this Section shall set forth in detail the conduct and any related particulars upon which said termination was based.

8.00. TERMINATION WITHOUT CAUSE. The Company may not terminate this Employment Agreement without cause for any reason prior to the termination date of the Employment Term. If the Executive's employment is terminated pursuant to this Section, the Executive shall be entitled to payment of all compensation due Executive under Section 3.01 for the then remaining Employment Term of this Agreement together with payment of all health insurance, vacation, and all other benefits provided in Sections 3.02., 3.03., and 3.04., of this Agreement. Payment of all said amounts shall be due and delivered to Executive within ten (10) days of any said termination.

9.00. NORMAL TERMINATION. This Agreement shall be terminated if the parties mutually agree in writing to terminate the term of Executive's employment or Executive's employment is otherwise terminated in accordance with this Agreement.

10.00. TERMINATION BY THE EXECUTIVE.

10.01. GENERAL. The Executive shall have the right to terminate this Agreement at any time. The Executive agrees to provide the Company with thirty (30) days prior written notice of any such termination. Except as set forth below, the Company's obligation to pay the Executive's salary compensation pursuant to Section 3.01. shall cease as of the date of termination per this Section 10.01. Executive shall be entitled to all compensation, benefits and perquisites accrued and unpaid through the date of such termination.

10.02. TERMINATION FOR GOOD REASON. Notwithstanding the foregoing, in the event that the Executive resigns for Good Reason (as defined below), the Company shall be obligated to fulfill its obligations to pay Executive’s compensation for the remaining portion of Executive’s Employment Term as provided by Section 8.00. of this Agreement. As used herein for purposes of this Agreement, "Good Reason" shall mean: (i) failure by the Company to pay the Executive's salary other than as provided or permitted herein, or (ii) a reduction in Executive's benefits, except for a reduction which is applicable to all participants in such plans, or (iii) a request by the Company to the Executive to take or to refrain from taking some action which would result in a violation of law or regulation by the Company or the Executive, (iv) failure of the Company to comply with any of the terms and conditions of this Agreement, (v) the assignment to Executive of any duties inconsistent in any respect with Section 1.00 of this Agreement or any other action that results in the dimunition in Executive’s position, authority, duties or responsibilities, other than an isolated, inadvertent action by the Company not aken in bad faith, and (vi) the Company requiring the Executive to relocate outside of the area of his employment without his prior consent. Unless the Executive provides written notification of his intention to resign within twenty (20) business days after the Executive knows or has reason to know of the occurrence of any such event constituting Good Reason, the Executive shall be deemed to have consented thereto and such event shall no longer constitute Good Reason for purposes of this Agreement. If the Executive provides such written notice to the Company shall have twenty (20) business days from the date of receipt of such notice to effect a cure of the event described therein and, upon cure thereof by the Company to the reasonable satisfaction of the Executive, such event shall no longer constitute Good Reason for purposes of this Agreement.

11.00. EFFECT TO TERMINATION. Upon the termination of his employment pursuant to this agreement by the Company for any reason whatsoever, Executive’s rights under this Agreement shall be as otherwise provided by this Agreement.

12.00. PROPRIETARY INFORMATION.

12.01. RETURN OF PROPRIETARY INFORMATION. Upon termination of this Agreement for any reason, Executive shall, within thirty (30) days, turn over to the Company any "Proprietary Information," as defined below. Executive shall have no right to retain any copies of any material qualifying as Proprietary Information unless the same is deemed necessary for the protection of Executive=s rights under this Agreement.

12.02. PROPRIETARY INFORMATION DEFINED. For purposes of this Agreement, "Proprietary Information" means and includes the following: (1) any written, typed or printed lists or other materials identifying the business, products, or strategy conducted by or on behalf of the Company; (2) any vendor or customer lists, customer purchasing information or data, or data identifying one or more of the Company=s existing or prospective vendors; (3) any and all data or information involving the techniques, programs, methods or contracts employed by the Company in the conduct of its business; (4) any lists, documents, manuals, records, forms, or other materials created and used by the Company in the conduct of its business; (5) any descriptive materials describing the methods and procedures employed by the Company in the conduct of its business; and (6) any other secret or confidential information concerning the Company's business, affairs or technology. The term "list", "document", or their equivalent, as used in this Section, are not limited to a physical writing or compilation, but also include computer software and any and all information whatsoever regarding the subject matter in the "list" or "document" whether or not such compilation has been reduced to writing. Notwithstanding the foregoing, Proprietary Information shall cease to be protected hereunder once it has become part of the public domain, or upon the written agreement of the Company.

13.00. TERMINATION OF PRIOR AGREEMENTS. This Agreement terminates and supersedes any and all prior agreements and understandings between the Parties with respect to employment or with respect to the compensation of the Executive by the Company. Further, this Agreement supercedes and replaces the understanding entered into between the Parties and the Parties acknowledge and agree that the understanding is terminated by mutual agreement of the parties.

14.00. ASSIGNMENT. This Agreement is personal in nature and the Executive shall not, without the prior written consent of the Company, assign or transfer this Agreement or any rights or obligations hereunder; provided, however, that in the event of the merger, consolidation or transfer or sale of all or substantially all of the assets of the Company with or to any other individual or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder. The Company shall have the right, but not the obligation, to freely assign its obligations, provided, however, that any such assignee has the financial wherewithal and capability of performing all of the covenants and obligations and honoring all of the commitments of the Company hereunder, and further, that the assignee acknowledges that the Executive is the Chief Executive Officer of the Company or such assignee, as the case may be, and as such, his duties and responsibilities and level of authority will remain the same subsequent to any such assignment by the Company.

15.00. NOTICE. Any notice under this Agreement must be in writing, may be telecopied, sent by 24-hour express guaranteed courier, or hand-delivered, or may be served by depositing the same in the United States mail, addressed to the party to be notified, postage-prepaid and registered or certified with a return receipt requested. The addresses of the parties for the receipt of notice shall be as stated in the first paragraph of the first page of this Agreement. Each notice given by registered or certified mail shall be deemed delivered and effective on the date of delivery as shown on the return receipt, and each notice delivered in any other manner shall be deemed to be effective as of the time of actual delivery thereof. Each party may change its address for notice by giving notice thereof in the manner specified above.

16.00. GOVERNING LAW. This Agreement and the documents referenced herein and the legal relations thus created between the parties hereto shall be governed by and construed under and in accordance with the laws of the State of Delaware as if this Agreement were executed and fully performed in the State of Delaware.

17.00. ENTIRE AGREEMENT. This Agreement embodies the entire agreement of the parties respecting the matters within its scope and this Agreement replaces and supersedes all prior oral or written agreements and understandings between the Company and Executive. This Agreement may be modified only in writing signed by both parties.

18.00. WAIVER. Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right power hereunder at any one time or times.

19.00. ARBITRATION. All claims, disputes and other matters in question between the parties concerning or arising out of the employment relationship, this Agreement and/or the termination of this Agreement shall be decided by arbitration in or about Bergen County, New Jersey in accordance with the rules of the American Arbitration Association, unless the parties mutually agree otherwise. The award by the arbitrator shall be final, and judgment may be entered upon it in accordance with applicable law in any State or Federal court having jurisdiction thereof.

20.00. ATTORNEY'S FEES. The Executive and the Company agree that in any arbitration or legal proceedings arising out of, relating to, or interpreting this Agreement, each party shall pay his or its own legal fees and expenses except that the prevailing party in any such dispute, whether by legal proceedings or otherwise, shall be reimbursed immediately for all reasonable attorney’s fees and other costs and expenses by the other Party to the dispute.

21.00. INDEPENDENT COUNSEL. Each of the Parties to this Agreement acknowledges and agrees that it has had the opportunity to be represented by independent counsel of its own choice in connection with the negotiation and execution of this Agreement.

22.00. CAPTIONS. The captions by which the sections and subsections of this Agreement are identified are for convenience only and shall have no effect whatsoever upon its interpretation.

23.00. COUNTERPARTS. This Agreement may be executed in any number of counterparts.

24.00. SEVERABILITY & SURVIVAL. In the event that a court of competent jurisdiction determines that any portion of this Agreement is in violation of any law, statute or public policy, then the Parties shall negotiate in good faith to restructure such violative portion so as to make the same lawful , enforceable and practical to the extent possible, and only to the extent that the Parties are unable, after such reasonable, good faith efforts, to reach and acceptable compromise for modifying such violative provision shall such portion of this Agreement which violates such statute or public policy be stricken. All portions of this Agreement shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties under this Agreement. The representations contained in this Agreement shall survive and continue for a period of five (5) years after the date of this Agreement.

25.00. SUCCESSORS. In addition to Section 14.00 of this Agreement, the parties agree that the provisions of this Agreement shall be deemed to obligate, extend to, and inure to the benefit of the successors and permitted assignees, transferees, grantees, and indemnitees of each of the Parties to this Agreement.

26.00. EQUITABLE REMEDIES. The Company and Executive agree that in the event of a breach of this Agreement, the prevailing Party shall be entitled to equitable remedies in addition to any other remedies said Party would be entitled to receive at law.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Executive has hereunto executed this Agreement, effective the first day written above.

THE COMPANY:

By:	/s/ Thomas K. Langbein
Thomas K. Langbein,
Chairman of the Board

THE EXECUTIVE:

By:	/s/ Christopher J. Langbein
Christopher J. Langbein

[SIGNATURE PAGE: EMPLOYMENT AGREEMENT: 11-01-05]